Exhibit (a)(5)(F)

The following are excerpts from the transcript of the conference call held by ON Semiconductor Corporation on February 8, 2016, regarding the financial performance of ON Semiconductor Corporation for the fourth quarter and year ended December 31, 2015, which excerpts relate to the pending acquisition of Fairchild Semiconductor International, Inc.:

Keith Jackson - ON Semiconductor Corporation - President & CEO

For 2016, there are three main objectives for us. First, implement cost control measures that will accelerate our moves towards our target model. Second, meet the integration targets for our pending Fairchild acquisition and position the acquisition to deliver targeted synergies. And third, continue to build on our momentum in strategic growth markets of automotive, wireless devices and select areas of industrial.

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Furthermore, during the year, we plan to improve our operating expense efficiency independent of synergies from our pending acquisition of Fairchild. We’ll be sharing additional details with you as specific measures are implemented during the course of the year.

Moving on, I want to ensure that we’re able to deliver the targeted synergies from our pending Fairchild acquisition in a timely manner. We remain on track to close the acquisition in the second quarter of 2016. The integration teams from both companies are working closely and early indications point toward a smooth integration in a timely manner. The two companies have similar operations and organizational structures and we’re well-positioned to realize targeted synergies in a timely manner after closing the transaction.

Let me also comment on the status of our Fairchild acquisition. We have a fully executed merger agreement with Fairchild and are very confident of our position, despite the presence of a competing bid. We’ve always exercised discipline in deploying our capital and if a competitive situation arises, we’ll exercise the same discipline.

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I believe that 2016 will be a pivotal year for ON Semiconductor as we close the pending Fairchild transaction and make strong progress towards our targeted financial model.

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Lastly, we announced the acquisition of Fairchild in November of 2015.

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John Pitzer - Credit Suisse - Analyst

That’s helpful, Keith. And then on the ASP front, the last couple quarters, you have been at the lower range of that down 1% to 2%. Anything going on there? And I guess longer term as China seems to be intent to kind of get into the semi market and enter through either Fairchild, if not Fairchild, another company who does standard products, how should we think about pricing pressure longer term, especially if the Chinese get a foothold here in the business?

Keith Jackson - ON Semiconductor Corporation - President & CEO

Well, we’ve been operating, as you mentioned, closer to that 2% mark, which is higher than a normal year and I think it’s reflective frankly of companies adapting to the weaker-than-expected markets in the second half. We are not seeing any signs of increased pricing pressures, so we think that there is not an increasing issue going on, but it has lasted for more quarters at these levels than we’re used to. I think the China piece of the equation yet to be seen. This is really all the pricing we’re seeing right now still coming from Western companies and again, I guess we’ll have to wait and see how that plays out.

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Chris Danely - Citigroup - Analyst

Okay. And then one more question on the competitive bid from Fairchild, is there any circumstance or anything that you could foresee that would cause you to raise your bid or is your bid pretty much 20 and whatever happens happens?

Keith Jackson - ON Semiconductor Corporation - President & CEO

Well, at this point, we don’t see any reason to raise it and as I said, we’ll act prudently and appropriately is about all I can share with you.

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Betsy Van Hees - Wedbush Securities - Analyst

Thanks. That was very helpful. And then my follow-up question is, in 2015, you guys bought back $372 million of your $1 billion stock buyback. So with the stock hitting a 52-week low today, how should we be thinking about the strength of your buyback in light of the pending acquisition of Fairchild and a challenging macro backdrop?

Bernard Gutmann - ON Semiconductor Corporation - EVP & CFO

So right now, obviously, with the impending acquisition of Fairchild, we’re on a wait-and-see mode and after that, we’ll be discussing it again.

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Chris Rolland - Friedman, Billings, Ramsey - Analyst

Okay, great. And then also perhaps you guys can talk about maybe some maximum debt metrics that you guys might take on for the Company. Is there anything that we can think about in terms of a max range for let’s say like EBITDA to debt, or sorry, EBITDA to debt interest expense or just total debt to EBITDA?

Bernard Gutmann - ON Semiconductor Corporation - EVP & CFO

So I don’t want to get into too much specifics, but pretty much we think that what we have out there right now to do the Fairchild acquisition is appropriate in terms of leverage capability.

Chris Rolland - Friedman, Billings, Ramsey - Analyst

If you could, just remind us what kind of interest rate you think you might be able to get to finance the Fairchild deal?

Bernard Gutmann - ON Semiconductor Corporation - EVP & CFO

So the indicative terms that we obtained when we, on the commitment papers, when we did the announcement in November, was LIBOR plus 350 on term loan B with a LIBOR floor of 0.75. The credit markets have tightened a bit since then, so it probably will be a little bit higher.

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Cautions regarding Forward-Looking Statements

This document contains forward-looking statements. These forward-looking statements include, but are not limited to, statements related to the expiration of the tender offer by ON Semiconductor Corporation (“ON Semiconductor”) to purchase all of the outstanding shares of common stock of Fairchild Semiconductor International Inc. (“Fairchild”) for $20.00 per share in cash (the “Offer”). These forward-looking statements are based on information available to us as of the date of this document and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, such risks and uncertainties include, but are not limited to: the risk that one or more closing conditions to the transaction may not be satisfied or waived, on a timely basis or otherwise; the unsuccessful completion of the tender offer; the risk that the transaction does not close when anticipated, or at all, including the risk that the requisite regulatory approvals may not be obtained; matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction; there may be a material adverse change of us or Fairchild or our respective businesses may suffer as a result of uncertainty surrounding the transaction; the transaction may involve unexpected costs, liabilities or delays; difficulties encountered in integrating Fairchild, including the potentially accretive and synergistic benefits; failure to achieve the anticipated results of the transactions; and risks involving environmental or other governmental regulation. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in ON Semiconductor’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other of ON Semiconductor’s filings with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are as of the date hereof and should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made. For additional information, visit ON Semiconductor’s corporate website, www.onsemi.com, or for official filings visit the SEC website, www.sec.gov.

Notice to Investors

This document is for informational purposes only, and it does not constitute an offer to purchase or a solicitation of an offer to sell any securities. The Offer is being made pursuant to a Tender Offer Statement on Schedule TO filed by ON Semiconductor with the SEC on December 4, 2015. Fairchild filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer on December 4, 2015. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION / RECOMMENDATION STATEMENT, INCLUDING IN EACH CASE ANY AMENDMENTS OR SUPPLEMENTS THERETO, CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF FAIRCHILD COMMON STOCK ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF FAIRCHILD COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, are being made available to all holders of shares of Fairchild common stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available at no charge on the SEC’s website at www.sec.gov.